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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Whiting Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WHITING PETROLEUM CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 8, 2007

Dear Stockholder:

The annual meeting of stockholders of Whiting Petroleum Corporation will be held on Tuesday, May 8, 2007, at 9:00 a.m., local time, at the John D. Hershner Room located in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, for the following purposes:

•	to elect two directors to hold office until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified;

•	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2007; and

•	to consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 14, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed with this notice.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

Denver, Colorado
April 2, 2007

Your vote is important no matter how large or small your holdings may be. To assure your representation at the meeting, please date the enclosed proxy, which is solicited by the Board of Directors, sign exactly as your name appears thereon and return immediately.

ANNUAL MEETING OF STOCKHOLDERS To Be Held May 8, 2007
ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
PRINCIPAL STOCKHOLDERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MISCELLANEOUS
APPENDIX A

WHITING PETROLEUM CORPORATION
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300

PROXY STATEMENT
For
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 8, 2007

This proxy statement is being furnished to stockholders by the Board of Directors (the “Board”) of Whiting Petroleum Corporation beginning on or about April 2, 2007 in connection with a solicitation of proxies by the Board for use at the annual meeting of stockholders to be held on Tuesday, May 8, 2007, at 9:00 a.m., local time, at the John D. Hershner Room located in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, and all adjournments or postponements thereof (the “Annual Meeting” ) for the purposes set forth in the attached Notice of Annual Meeting of Stockholders.

Execution of a proxy given in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a stockholder who has signed a proxy does not in itself revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to us in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to us and not revoked will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted FOR the two nominees for election as directors referred to in this proxy statement, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007 and in accordance with the judgment of the persons named as proxies in the enclosed form of proxy on such other business or matters which may properly come before the Annual Meeting. Other than the election of two directors and the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007, the Board has no knowledge of any other matters to be presented for action by the stockholders at the Annual Meeting.

Only holders of record of our common stock at the close of business on March 14, 2007 are entitled to vote at the Annual Meeting. On that date, 37,063,245 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote per share.

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide that our directors are divided into three classes, with staggered terms of three years each. At the Annual Meeting, the stockholders will elect two directors to hold office until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified. Unless stockholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the persons named as nominees in this proxy statement. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

The following sets forth certain information, as of March 14, 2007, about the Board’s nominees for election at the Annual Meeting and each director whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2007 Annual Meeting

Thomas L. Aller, 58, has been a director of Whiting Petroleum Corporation since 2003. Mr. Aller has served as Senior Vice President — Energy Delivery of Alliant Energy Corporation and President of Interstate Power and Light Company since 2004. Prior to that, he served as President of Alliant Energy Investments, Inc. since 1998 and interim Executive Vice President — Energy Delivery of Alliant Energy Corporation since 2003. From 1993 to 1998, he served as Vice President of IES Investments. He received his Bachelor’s Degree in political science from Creighton University and his Master’s Degree in municipal administration from the University of Iowa.

Thomas P. Briggs, 58, has been a director of Whiting Petroleum Corporation since 2006. During the last five years, Mr. Briggs served as chief financial officer of Healthy Food Holdings, Inc., a holding and management company for branded food companies and of Horizon Organic, an organic foods company. Prior to that, he served as chief financial officer of a private, Denver-based food manufacturer and supplier. During the 1970s and 1980s he was a tax and M&A consultant to oil and gas exploration companies, and chief financial officer and senior officer in two Denver-based independent oil and gas companies. Mr. Briggs, an inactive certified public accountant, has 26 years of management experience as a chief financial officer in public and private companies primarily in the oil and gas and food industries, and also has 10 years of public accounting experience in two of the current four worldwide public accounting firms. He is a past director of the Independent Petroleum Association of the Mountain States (IPAMS). Mr. Briggs holds a Bachelor of Arts degree in accounting from Duke University and a Juris Doctorate degree from the Georgetown University Law Center. He is currently a board member and chairman of the audit committee of Corrpro Companies, a publicly-held engineering and construction services company headquartered in Cleveland.

The Board recommends the foregoing nominees for election as directors for terms expiring at the 2010 Annual Meeting and urges each stockholder to vote FOR such nominees. Shares of common stock represented by executed but unmarked proxies will be voted FOR such nominees.

Directors Continuing in Office

Terms expiring at the 2008 Annual Meeting

Kenneth R. Whiting, 79, has been a director of Whiting Petroleum Corporation since 2003 and has served as a director of Whiting Oil and Gas Corporation since its inception in 1980. He was President and Chief Executive Officer of Whiting Oil and Gas Corporation from its inception until 1993, when he was appointed Vice President of International Business for IES Diversified. From 1978 to late 1979, he served as President of Webb Resources, Inc. He has many years of experience in the oil and natural gas industry, including his position as Executive Vice President of Ladd Petroleum Corporation. He was a partner and associate with the Denver law firm of Holme Roberts & Owen. Mr. Whiting received his Bachelor’s Degree in business from the University of Colorado and his J.D. from the University of Denver.

Palmer L. Moe, 63, has served as a director of Whiting Petroleum Corporation since October 2004. He is Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe is an inactive certified public accountant and was a partner of Arthur Andersen & Co. in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation. He received his Bachelor’s Degree in accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology.

D. Sherwin Artus, 69, has been a director of Whiting Petroleum Corporation since 2006. Mr. Artus joined Whiting Oil and Gas Corporation in January 1989 as Vice President of Operations and became Executive Vice President and Chief Operating Officer in July 1999. In January 2000, he was appointed President and Chief

Executive Officer. Mr. Artus became Senior Vice President in January 2002 and retired from the Company on April 1, 2006. He has been in the oil and natural gas business for 46 years. Mr. Artus holds a Bachelor’s Degree in geologic engineering and a Master’s Degree in mining engineering from the South Dakota School of Mines and Technology.

Terms to expire at the 2009 Annual Meeting

Graydon D. Hubbard, 73, has served as a director of Whiting Petroleum Corporation since 2003. He is a retired certified public accountant and was a partner of Arthur Andersen LLP in its Denver office for more than five years prior to his retirement in November 1989. Since 1991, he has served as a director of Allied Motion Technologies Inc., a company engaged in the business of designing, manufacturing and selling motion control products. Mr. Hubbard is also an author. He received his Bachelor’s Degree in accounting from the University of Colorado.

James J. Volker, 60, has been a director of Whiting Petroleum Corporation since 2003 and a director of Whiting Oil and Gas Corporation since 2002. He joined Whiting Oil and Gas Corporation in August 1983 as Vice President of Corporate Development and served in that position through April 1993. In March 1993, he became a contract consultant to Whiting Oil and Gas Corporation and served in that capacity until August 2000, at which time he became Executive Vice President and Chief Operating Officer. Mr. Volker was appointed President and Chief Executive Officer and a director of Whiting Oil and Gas Corporation in January 2002. Mr. Volker was co-founder, Vice President and later President of Energy Management Corporation from 1971 through 1982. He has over thirty years of experience in the oil and natural gas industry. Mr. Volker has a degree in finance from the University of Denver, an MBA from the University of Colorado and has completed H. K. VanPoolen and Associates’ course of study in reservoir engineering.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that are available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

Code of Business Conduct and Ethics

The Board has adopted the Whiting Petroleum Corporation Code of Business Conduct and Ethics that applies to our directors and employees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

Transactions with Related Persons

We had no transactions during 2006, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Nominating and Governance Committee certain information relating to related person transactions for review, approval or ratification by the Nominating and Governance Committee. Disclosure to the Nominating and Governance Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Nominating and Governance Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Nominating and Governance Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board of Directors.

Independence of Directors

Of the seven directors currently serving on the Board, the Board has determined that each of Messrs. Aller, Briggs, Hubbard, Moe and Whiting has no material relationship with us and is independent under New York Stock Exchange listing standards. The Board has established categorical standards within our Corporate Governance Guidelines to assist in making determinations of director independence. These categorical standards are attached as Appendix A to this proxy statement. In making its determination of independence, the Board found that each of Messrs. Aller, Briggs, Hubbard, Moe and Whiting met these standards. The Board had also determined that J.B. Ladd, who retired as a director on March 1, 2006, was independent under these standards.

Board Committees

The Board has standing Audit, Compensation and Nominating and Governance Committees. The Board has adopted a formal written charter for each of these committees that is available, free of charge, on our website at www.whiting.com or in print to any stockholder who requests it in writing from our Corporate Secretary.

The Audit Committee’s primary duties and responsibilities are to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, retention, compensation, evaluation and termination of our independent registered public accounting firm and has the sole authority to approve all audit and permitted non-audit engagement fees and terms. The Audit Committee is presently comprised of Messrs. Hubbard (Chairperson), Moe and Briggs, each of whom is an independent director under New York Stock Exchange listing standards and Securities and Exchange Commission rules applicable to audit committee members. The Board has determined that Mr. Hubbard qualifies as an “audit committee financial expert,” as defined by Securities and Exchange Commission rules. The Audit Committee held five meetings in 2006.

The Compensation Committee discharges the responsibilities of the Board with respect to our compensation programs and compensation of our executives and directors. The Compensation Committee has overall responsibility for approving and evaluating the compensation of executive officers (including the chief executive officer) and directors and our executive officer and director compensation plans, policies and programs. The Compensation Committee is presently comprised of Messrs. Moe (Chairperson), Hubbard, Briggs and Aller, each of whom is an independent director under New York Stock Exchange listing standards, an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee held three meetings in 2006. Additional information regarding the Compensation Committee and our processes and procedures for executive compensation, including, among other matters, our use of compensation consultants and the role of our executive officers in determining compensation, is provided below under “Compensation Discussion and Analysis”.

The principal functions of the Nominating and Governance Committee are to identify individuals qualified to become directors and recommend to the Board nominees for all directorships, identify directors qualified to serve on Board committees and recommend to the Board members for each committee, develop and recommend to the Board a set of corporation governance guidelines and otherwise take a leadership role in shaping our corporate governance. The Nominating and Governance Committee is also charged with administering our policies and procedures regarding any transactions with related persons. The Nominating and Governance Committee is presently comprised of Messrs. Whiting (Chairperson), Moe, Briggs and Aller, each of whom is an independent director under New York Stock Exchange listing standards. The Nominating and Governance Committee held two meetings in 2006.

In identifying and evaluating nominees for director, the Nominating and Governance Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to us. In addition, the Nominating and Governance Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating and Governance Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating and Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity and values and sound business judgment. In addition, the Nominating and Governance Committee believes that the following minimum qualifications are necessary for a director nominee to possess to be recommended by the Committee to the Board:

•	Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our stockholders and be committed to enhancing long-term stockholder value.

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.

The Nominating and Governance Committee will consider persons recommended by stockholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our Corporate Governance Guidelines and Nominating and Governance Committee Charter. Recommendations for consideration by the Nominating and Governance Committee should be sent to our Corporate Secretary in writing together with appropriate biographical information concerning each proposed nominee. Our By-Laws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by the stockholders. With respect to an election of directors to be held at an annual meeting, a stockholder must, among other things, give notice of an intent to make such a nomination to our Corporate Secretary in advance of the meeting in compliance with the terms and within the time period specified in the By-Laws. Pursuant to these requirements, a stockholder must give a written notice of intent to our Corporate Secretary not less than 60 days or more than 90 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

During 2006, Graydon D. Hubbard, Palmer L. Moe, Kenneth R. Whiting (from January 1, 2006 through February 28, 2006) and Thomas P. Briggs (from March 1, 2006 through December 31, 2006) served on the Compensation Committee of our Board. Mr. Whiting was President and Chief Executive Officer of Whiting Oil and Gas Corporation from its inception in 1980 until 1993. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Presiding Director

A presiding director is designated to preside over each executive session of the non-management directors at Board meetings. The role of the presiding director rotates among the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee.

Communication with Directors

Stockholders and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the presiding director, by submitting such communications in writing to our Corporate Secretary at Whiting Petroleum Corporation, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 1700 Broadway, Suite 2300, Denver, Colorado 80290. Such communications will be delivered directly to the Board.

Meetings and Attendance

The Board held six meetings in 2006. No director attended less than 90% of the total number of Board and committee meetings on which they served. Directors are expected to attend our annual meeting of stockholders each year and all of our directors serving at the time attended our 2006 annual meeting of stockholders.

Director Compensation

We use a combination of cash and equity incentive compensation to attract and retain qualified and experienced candidates to serve on the Board. In setting this compensation, our Compensation Committee considers the significant amount of time and energy expended and the skill-level required by our directors in fulfilling their duties. Our Compensation Committee grants restricted stock to our non-employee directors annually in conjunction with the grants of restricted stock to our officers and key employees at the February Board meeting. We also reimburse expenses incurred by our non-employee directors to attend Board and Board committee meetings. Directors who are our employees receive no compensation for service as members of either the Board or Board committees. During January 2006, non-employee directors were compensated as follows:

		Committee Service
				Nominating
				and
	Board Service	Audit	Compensation	Governance

Annual Retainer	$30,000
Restricted Stock, three year vesting	1,500 shares
Committee Chair Annual Retainer		$16,000	$10,000	$8,000
Committee Member Annual Retainer		$3,000	$1,500	$1,000
Meeting Fee, including telephonic meetings over one hour	$1,500	$1,500	$1,000	$1,000
Telephonic meetings of one hour or less	$750	$750	$500	$500

Effective February 1, 2006, non-employee director compensation was as follows:

		Committee Service
				Nominating
	Board			and
	Service	Audit	Compensation	Governance

Annual Retainer	$36,000
Restricted Stock, three year vesting	1,800 shares
Committee Chair Annual Retainer		$20,000	$15,000	$15,000
Committee Chair Restricted Stock, three year vesting (shares)		1,000	750	750
Committee Member Annual Retainer		$5,000	$3,000	$3,000
Meeting Fee, including telephoni cmeetings over one hour	$1,500	$1,500	$1,500	$1,500
Telephonic meetings of one hour or less	$750	$750	$750	$750

The following table reports compensation earned by or paid to our non-employee directors during 2006.

2006 Director Compensation

			Non-Equity
	Fees Earned or	Stock	Incentive Plan
	Paid in Cash	Awards	Compensation	All Other	Total
Name (1)	($)	($)(2)	($)(3)	Compensation($)(4)	($)

Thomas L. Aller	43,750	73,369	—	0	117,119
D. Sherwin Artus(5)	36,750	36,648	—	885	74,283
Thomas P. Briggs(5)	52,417	36,648	—	2,309	91,374
Graydon D. Hubbard	83,209	85,174	—	2,309	170,692
Palmer L. Moe	80,083	75,224	—	0	155,307
Kenneth R. Whiting	63,709	79,699	—	2,309	145,717
J. B. Ladd(6)	7,000	0	—	5,406	12,406

(1)	Mr. Volker, our President and Chief Executive Officer, is not included in this table as he is an employee of ours and receives no separate compensation for his services as a director. The compensation received by Mr. Volker as an employee is shown in the 2006 Summary Compensation Table on page 16.

(2)	Reflects the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (disregarding the estimate of forfeitures related to service-based vesting conditions) and consists of amounts for awards of restricted stock granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 6 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. In 2006, Messrs. Aller, Artus, Briggs, Hubbard, Moe and Whiting were respectively awarded 1,800, 1,800, 1,800, 2,800, 2,550 and 2,550 restricted shares of our common stock with a grant date fair value calculated in accordance with SFAS No. 123R of $78,264, $71,964, $71,964, $121,744, $110,874 and $110,874, respectively. The aggregate number of unvested restricted stock awards outstanding at the end of 2006 for Messrs. Aller, Artus, Briggs, Hubbard, Moe and Whiting were 3,830, 6,847 (5,047 of which were from grants prior to 2006 when Mr. Artus was an executive officer), 1,800, 4,315, 3,550 and 4,065, respectively.

(3)	Messrs. Artus and Whiting receive payments under our Production Participation Plan not for director services but with respect to their vested plan interests relating to their prior employment with us from 1989 to 2006 and 1980 to 1993, respectively. In 2006, Messrs. Artus and Whiting were paid $518,217 and $31,668, respectively, under the Production Participation Plan.

(4)	We make medical insurance coverage available to directors and their spouses. Messrs. Artus, Briggs, Hubbard, Ladd and Whiting elected to receive such benefits during the time periods in 2006 that they each served as directors (other than Mr. Briggs whose coverage started on May 10, 2006 and Mr. Artus whose single coverage (spousal coverage waived) started on June 1, 2006) and the amounts listed are premiums paid by us on behalf of these directors. There were no amounts paid or accrued to any director during 2006 pursuant to a plan or arrangement in connection with the resignation, retirement or any other termination of such director or a change in control of our company, other than the matter described in footnote 6 below; however, unvested shares of restricted stock held by directors at the time of a change in control will become fully vested.

(5)	Messrs. Artus and Briggs were each appointed to serve as directors on March 1, 2006.

(6)	Mr. Ladd served as a director from January 1, 2006 through his retirement on March 1, 2006. The amount listed under “All Other Compensation” includes the amount of $5,000, which is the estimated value of a retirement gift for Mr. Ladd in recognition of his many years of diligent service to us.

PRINCIPAL STOCKHOLDERS

Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership by persons known to us to own more than 5% of our outstanding common stock. The beneficial ownership information set forth below has been reported in filings made by the beneficial owners with the Securities and Exchange Commission.

	Amount and Nature of Beneficial Ownership
Name and Address of	Voting Power		Investment Power			Percent
Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate	of Class

Neuberger Berman, Inc.	4,063,737	—	—	5,147,887	5,147,887	13.9%
605 Third Avenue
New York, NY 10158
Wellington Management Company, LLP	—	4,247,255	—	4,941,356	5,026,056	13.6%
75 State Street
Boston, MA 02109
Third Avenue Management LLC	2,035,075	—	2,051,750	—	2,051,750	5.5%
622 Third Avenue
New York, NY 10017
T. Rowe Price Associates, Inc.	550,900	—	1,999,800	—	1,999,800	5.4%
100 E. Pratt Street
Baltimore, MD 21202
Barclays Global Fund Advisors	1,752,538	—	1,871,280	—	1,871,280	5.0%
45 Fremont Street
San Francisco, CA 94105

Management and Directors

The following table sets forth information regarding the beneficial ownership of our common stock as of March 14, 2007 by: (i) each director and nominee; (ii) each of the named executive officers in the Summary Compensation Table set forth below; and (iii) all of the directors, nominees and executive officers (including the named executive officers in the Summary Compensation Table) as a group. Each of the holders listed below has sole voting and investment power over the shares beneficially owned. None of the holders listed below have pledged as security any of the shares beneficially owned.

	Shares of		Percent of
	Common Stock		Common Stock
Name of Beneficial Owner	Beneficially Owned		Beneficially Owned

James J. Volker	97,558	(1)	*
Thomas L. Aller	7,395		*
D. Sherwin Artus	33,475		*
Thomas P. Briggs	4,400	(2)	*
Graydon D. Hubbard	12,628		*
Palmer L. Moe	8,600		*
Kenneth R. Whiting	12,145		*
Michael J. Stevens	26,373	(1)	*
Mark R. Williams	26,380	(1)	*
James T. Brown	45,468	(1)	*
J. Douglas Lang	20,687	(1)	*
All directors, nominees and executive officers as a group (15 persons)	346,805	(1)	0.9%

*	Denotes less than 1%.

(1)	Amounts include 17,778 shares for Mr. Volker, 5,556 shares for each of Messrs. Stevens, Williams, Brown, and Lang and 57,003 shares for our executive officers as a group that have current voting rights and vest based on performance criteria, which makes vesting uncertain and does not require reporting of these shares to the Securities and Exchange Commission as being beneficially owned pursuant to Section 16(a) of the Securities Exchange Act of 1934 until such shares vest.

(2)	Includes 500 shares held by Mr. Briggs’ spouse. Mr. Briggs disclaims beneficial ownership of those 500 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Program

We recognize the importance of maintaining sound principles for the development and administration of our compensation program. Our compensation program is designed to advance the following core principles:

•	support our business strategy of achieving meaningful growth in free cash flow, production of oil and natural gas and proved reserves of oil and natural gas; and

•	increase earnings and long-term value appreciation in our common stock.

In advancing these principles, the objectives of our compensation program, including compensation of our named executive officers, are to attract and retain highly qualified and experienced employees, motivate them to achieve and advance, and reward them for superior performance.

What Compensation Program Is Designed to Reward, Recognize and Encourage

Our compensation program provides rewards for individual performance, team achievements and corporate results. It also recognizes changes in our circumstances and individual responsibilities and it encourages an ownership mentality among our executives and other key employees.

Elements of Compensation/Why We Chose Each/How Each Relates to Objectives

For the fiscal year ended December 31, 2006, the principal elements of compensation for our named executive officers, in order of their significance, were:

•	short-term and long-term performance incentives in the Production Participation Plan;

•	long-term performance incentives in the 2003 Equity Incentive Plan;

•	base salaries; and

•	retirement savings plan and other benefits.

Production Participation Plan

All employees, including our named executive officers, participate in our Production Participation Plan, which is the foundation for our executive compensation strategy. This is a relatively unique plan, which we chose because it incorporates performance-based characteristics of long-term profit-sharing and annual bonuses in one plan. The Production Participation Plan gives each of our employees a direct participation in the results of our acquisition of, successful exploration for and development of proved reserves. Production of those reserves provides shared benefits to stockholders and employees. Achieving the best economic results from acquisition, exploration, development, and production is a complimentary goal for both us and our employees.

Each year, our Compensation Committee allocates to the Production Participation Plan (but does not legally convey) an interest in net income (defined as gross revenues less taxes (other than income taxes), royalties and direct lease operating expenses) from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year. While employed, each employee is paid annually in cash his or her full interest in applicable current net income. The Production Participation Plan provides for continued post-employment participation through permanent vesting in the future net income of the Production Participation Plan at the rate of 20% per year as to every plan year. Also, employees fully vest in all plan years at the age of 65 or upon death or disability, and full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. This provides important retention incentives to all employees and a long-term, career orientation. Upon termination of employment, employees retain their vested interests in the Production Participation Plan. For plan years prior to 2004, forfeitures of unvested interests due to termination of employment are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to us.

We have a Production Participation Plan Credit Service Agreement with our Chief Executive Officer, Mr. Volker, pursuant to which we credit him under the Production Participation Plan for all purposes for services he rendered to us as a consultant from March 1993 to August 2000 as if he would have been a participant in the Production Participation Plan during which such time period. We also have a Production Participation Plan Supplemental Agreement with our Vice President, Reservoir Engineering/Acquisitions, Mr. Lang, pursuant to which we provide him an annual cash payment in addition to his Production Participation Plan participant entitlement to ensure that he receives a total payment equal to the average of the Production Participation Plan payments to our Chief Financial Officer and Vice President, Operations. The Production Participation Plan Supplemental Agreement also provides that upon a change in control of our company or a voluntary termination of the Production Participation Plan, we will make a cash payment to Mr. Lang to ensure that his distribution is equal to the average of the Production Participation Plan distributions to our Chief Financial Officer and Vice President, Operations. See note 2 to the Summary Compensation Table on page 16 and note 4 to the table captioned “Potential Production Participation Plan Value” on page 19.

Annual Production Participation Plan distributions will increase or decrease depending upon the quantities of oil and natural gas we produce, prices we realize and direct production costs we incur. As a result, these distributions are directly linked to our corporate operating performance.

2003 Equity Incentive Plan

Our 2003 Equity Incentive Plan provides long-term equity-based incentive compensation to our directors, named executive officers and other key employees. Although the Equity Incentive Plan provides for the grant of several forms of equity-based awards, including restricted stock, stock options, and stock appreciation rights, we have avoided the complexities in other award forms and limited our awards to restricted stock. Our Compensation Committee formulates our restricted stock awards on an annual basis in conjunction with other compensation decisions at its regularly scheduled February meeting. Through 2006, each of our grants of restricted stock vests to the recipient in equal annual installments over three years. Grants to our named executive officers in 2007 will vest based on achieving a performance objective. That objective is to increase the per share differential between the present value (using a 10% discount factor) of estimated future net revenues from our proven reserves and our long term debt at a compounded specified percentage increase over a three-year period.

Awards of restricted stock encourage our executive officers to have an ownership mentality and align their interests with stockholder interests by having a continuing stake in the success of our company and the long-term value appreciation in our common stock.

Base Salaries

We maintain base salaries for our executive officers to recognize their qualifications, experience and responsibilities as well as their unique value and historical contributions to us. Base salaries continue to be important in attracting and retaining executive officers and other employees and in motivating them to aspire to and accept enlarged responsibilities and opportunities for advancement.

401(k) Plan

We maintain a 401(k) retirement savings plan for all salaried employees including our executive officers. Although the Compensation Committee makes an annual determination as to the Company matching contribution to the 401(k) plan, we have historically matched 100% of the first 7.5% of compensation contributed by our participating employees including our executive officers. These matching contributions vest to participants in equal increments over the first five years of employment.

Other Benefits

We provide all employees on an equal basis with medical, dental, life and disability insurance coverage. We also provide customary vacation and paid holidays to all employees, including the named executive officers. We limit the perquisites that we make available to our named executive officers, who are entitled to only a few negligible benefits that are not available to all our employees.

How We Chose Amounts for Each Element

Our Compensation Committee monitors our executive compensation elements, both individually and collectively, based primarily on judgments as to what is appropriate under our and individual circumstances. Awards to our executives under our Production Participation Plan and Equity Incentive Plan are performance driven. Compensation of executives in the same or similar positions in our peer group of companies is reviewed and considered by the Compensation Committee but not targeted.

We allocate a significant percentage of total compensation to incentives in support of the core principles mentioned above. There is no pre-established policy or target for allocation between cash and non-cash or between short-term and long-term incentive compensation. For our named executive officers as a group, individual elements comprised the following percentages of 2006 total compensation: cash payments made under the Production Participation Plan were 48%, the value of restricted stock granted under the 2003 Equity Incentive Plan was 27%, base salaries were 24% and retirement savings plans and other benefits were 1% (all as reported on the Summary Compensation Table on page 16).

Production Participation Plan

Benefits received by our executive officers are derived during three important stages of the Production Participation Plan — award, vesting and annual payment — each with different factors ultimately driving amounts paid. Awards are made based on evaluations of company, team and individual performance. As previously discussed, annual awards time-vest over five years unless our executives reach age 65 at which time they become fully vested. Executives who resign or are terminated forfeit their unvested interests in the Production Participation Plan. Because each year adds future net income to the plan, Production Participation Plan benefits accumulate and payments received by executives during and after employment are significantly influenced by each executive’s length of service. In addition, because annual payments have a direct relationship to annual net income, the amounts are significantly influenced by oil and gas prices and the effectiveness with which we produce our oil and gas reserves.

Production Participation Plan awards in total and individual awards to our executives are at the discretion of our Compensation Committee. Historically, the annual Production Participation Plan award has ranged from a 2% to 5% interest in net income from oil and natural gas wells acquired or developed. For 2006, the Compensation Committee set the total Production Participation Plan award at 4%, of which 52% was allocated to our non-officer employees and 48% was allocated to our officer group (21.75% going to our named executive officers with 7.75% to Mr. Volker and 3.5% to each of the other named executive officers). As in prior years, the Compensation Committee established the 2006 total plan award percentage, as follows:

•	By first deriving a percentage relationship between (i) a profit-sharing amount, based on a percentage of our 2006 net income plus a sharing of net income over a threshold return on stockholders’ investment and (ii) the estimated present value of the future net revenues attributable to the properties comprising the 2006 award base, as described in further detail in note 1 to the 2006 Grants of Plan-Based Awards table on page 17.

•	The resulting percentage was then modified to incorporate the results of a review and evaluation of other performance criteria and other considerations, including the following:

•	Cost and reserve conversion effectiveness of our 2006 exploration and development program, including impacts on production trends and increases in proven developed reserves.

•	Lookback analyses of our 2005 acquisitions.

•	Our 2006 property acquisition program in relation to a volatile 2006 oil and gas pricing environment.

•	Total 2006 capital expenditures.

•	Comparison of our operating performance data with that of 15 other domestic exploration and production companies.

•	Prior year awards and their future payout implications.

•	Employee satisfaction survey.

In establishing the total award and the executive participation therein, as discussed below, the Compensation Committee has purposely avoided a formulaic approach in order to retain maximum flexibility and judgment as to what it considers appropriate in the circumstances.

Factors considered in establishing an aggregate 48% award allocation to our officer group (including the 21.75% to our named executive officers) included, in addition to those enumerated above, the following:

•	Prior year award allocations.

•	Increase in 2006 in the number of officers in our company and our operating subsidiary.

•	Annual performance evaluations, including self-reviews, of each officer.

•	Tally sheets summarizing all components of compensation for each officer by various measurements.

•	A philosophy of team sharing in the officer award.

•	Compensation provided to officers in similar positions by a peer group of other companies.

Additional factors considered in establishing the 7.75% award allocation to our Chief Executive Officer, Mr. Volker, included:

•	The magnitude of his responsibilities and the dedication and effectiveness with which he discharges them.

•	His skill in guiding our acquisition, exploration, development and production efforts.

•	His effectiveness in managing relationships with our executives, employees and directors and external relationships with bankers, investment bankers, analysts and others.

•	His strategic vision for our future, and his ability to plan and direct the implementation of that vision.

The Compensation Committee periodically reviews, for the total Production Participation Plan and for each named executive officer’s interest in the Production Participation Plan, the estimated present value of both vested and unvested benefits. In its review, the Compensation Committee also compares the increases in our long-term commitments under the Production Participation Plan with the growth in our stockholders’ equity and growth in our market capitalization (aggregate market value of our common stock). For the three years ended December 31, 2006, both benchmark measures have increased at a greater rate than the Production Participation Plan’s long-term commitments.

Restricted Stock Awards

The Compensation Committee believes that equity ownership is an important element of compensation to the named executive officers and other members of our management team, and we have systematically increased the named executive officers’ ownership in our common stock. Our Compensation Committee makes grants of restricted stock each year at its February meeting. In 2006, Mr. Volker was awarded 17,560 shares of restricted common stock and Messrs. Stevens, Williams, Brown and Lang each received 5,432 shares. These shares vest in equal annual amounts over three years.

In making the 2006 awards, the Compensation Committee considered, in addition to the performance and other factors discussed above:

•	The growth in per share stock price in 2005.

•	Prior year awards and their vesting results.

•	Equity-based awards of a peer group of other companies.

Base Salaries

Our Compensation Committee considers executive officer base salary levels annually in February as part of our performance appraisal process. The Compensation Committee established the appropriate 2006 base salary for Mr. Volker and reviewed his recommendations for base salary levels of each other executive officer. Base salary increases, which averaged 15% for the named executive officers, were required to bring salaries to the appropriate level for 2006. In establishing or approving executive officer base salaries for 2006, the Compensation Committee considered, in addition to the performance and other factors discussed previously, the following:

•	The significant growth of our company in 2005 — 107% as measured by the increase in property and equipment, net of depletion, depreciation and amortization.

•	Individual responsibilities and performance, particularly in managing our assimilation of the properties we acquired in 2005.

•	The fierce competition for executive talent among oil and gas companies.

•	Base salaries provided to executives in similar positions in a peer group of other companies.

Role of Our Compensation Committee/Named Executive Officers

Our Compensation Committee, who has overall responsibility for executive compensation, monitors our director and executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines. Subject to the approval of the Board, the Compensation Committee makes annual plan awards to our named executive officers.

Although the Compensation Committee uses survey and peer group compensation information in monitoring compensation, the Compensation Committee believes available data is generally stale at the time it makes compensation decisions. For example, the 2006 Production Participation Plan award was made in January of 2007 when our preliminary 2006 operating results became available. Survey and peer company information was available only for 2005. Restricted stock awards and base salaries for 2006 were established in February of 2006 in conjunction with a quarterly Board meeting. At that time, survey and peer company information was available only for 2004.

When 2005 compensation data became available in 2006, the Compensation Committee reviewed comparisons of our 2005 executive compensation (by component and in total) with that of a peer group of eight companies and with industry compensation survey results. The companies that comprised our peer group were Cabot Oil and Gas Corporation, Cimarex Energy Co., Comstock Resources Inc., Denbury Resources, Inc., KCS Energy Inc., Encore Acquisition Co., Houston Exploration Co., and St. Mary Land and Exploration Co.

The Compensation Committee has concluded such comparisons are of limited usefulness, principally because of the uniqueness of our Production Participation Plan. However, based on such comparisons, the Compensation Committee believes that:

•	Our executive compensation is competitive.

•	Mr. Volker’s total compensation is below survey and peer group medians and that total compensation for our other named executive officers is above survey and peer group medians.

•	Annual distributions from our Production Participation Plan provide incentive compensation that approximates bonuses or short-term incentive awards at survey and peer group medians for Mr. Volker and are above survey and peer group medians for our other named executive officers.

•	Our annual Production Participation Plan awards and restricted stock awards have provided long-term incentive compensation that is below survey and peer group medians for Mr. Volker and above survey and peer group medians for our other named executive officers.

•	Mr. Volker’s base salary approximates survey and peer group medians, and base salaries for our other named executive officers are below survey and peer group medians, which is consistent with our philosophy of maintaining compensation focus on the performance-based features of our Production Participation Plan and our Equity Incentive Plan.

To help ensure that our executive compensation program is competitive and is consistent with our compensation philosophy and corporate governance guidelines and that our plan awards provide rewards for accomplishment, not for expectation, our Compensation Committee does the following:

•	Maintains a Compensation Committee comprised of independent directors who are seasoned executives having extensive experience in the oil and gas industry and in establishing and monitoring executive compensation programs, plans and awards;

•	Independently performs analytical reviews of our annual performance and results focusing on profitability, quality of earnings, returns on capital and on stockholder’s equity, reserve replacement efficiency, and the elements that change the standardized measure of our proved reserves;

•	Annually subscribes to and reviews industry-wide compensation and benefits surveys such as Effective Compensation, Inc. to gauge the adequacy of our programs;

•	From time to time, directly engages Smart and Associates, LLP, as our independent executive compensation and benefits consultant, to assess the competitiveness of our overall executive compensation program, and provide specific research in areas being reviewed by our Compensation Committee. This consultant reports directly to the Compensation Committee when engaged and does not determine, but may, when asked, make recommendations as to the amount or form of director or officer compensation;

•	Subscribes to and reviews various published resources with respect to executive compensation practices and issues;

•	Annually reviews the performance of our Chief Executive Officer, and determines his plan awards and base salary ;

•	Annually reviews the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer and approves their plan awards and base salaries; and

•	Holds executive sessions (without management present) at every Compensation Committee meeting and communicates with each other informally between meetings.

Typically, our Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the executive officers that report to him. Such officers are not present at the time of these deliberations. The Compensation Committee determines the compensation of our Chief Executive Officer with limited input from him and he is not present at the time of that deliberation. The Compensation Committee, in its discretion, may accept, modify or reject any such recommendations.

Termination and Change in Control Arrangements

We do not have any employment contracts, severance agreements or severance plans in effect with respect to any of our named executive officers. We also do not provide pension arrangements, post-termination health coverage or deferred compensation plans for them. However, in the event of a change in control of our company:

•	Unvested interests in the Production Participation Plan automatically vest,

•	The Production Participation Plan terminates and all interests are liquidated in a lump sum distribution

•	Unvested shares of restricted stock automatically vest, and

•	Unvested company matching contributions to the 401(k) Plan automatically vest.

These change in control benefits are included in the underlying plan and grant documents, and we believe that they are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. These change in control provisions are also intended to help ensure that our executives remain with us in the event of a potential change in control of our company. See “Executive Compensation — Potential Payments upon Termination or Change in Control” for a quantification of these benefits.

Accounting and Tax Treatment of Compensation

We account for our restricted stock grants in accordance with the requirements of SFAS No. 123R which requires us to estimate and record an expense over the service or vesting period of the award. The Compensation Committee considers these requirements when determining annual grants of equity awards.

Section 162(m) of the Internal Revenue Code limits our income tax deduction for compensation paid to each of the named executive officers to $1 million, subject to several exceptions. Although our Compensation Committee considers the impact of Section 162(m) when developing and implementing our executive compensation program, we believe that it is important to preserve flexibility in designing compensation programs in order to retain and motivate superior executive talent. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

Palmer L. Moe, Chairperson
Graydon D. Hubbard
Thomas P. Briggs
Thomas L. Aller

EXECUTIVE COMPENSATION

Summary Compensation Information

The following table sets forth information concerning the compensation earned in respect of the 2006 fiscal year by our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers whose total cash compensation exceeded $100,000. The persons named in the table are sometimes referred to in this proxy statement as the “named executive officers.”

Summary Compensation Table

			Restricted	Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)(4)	($)

James J. Volker	2006	487,500	665,786	835,201	4,670	1,993,157
Chairman, President and Chief Executive Officer
Michael J. Stevens	2006	205,000	205,238	447,324	16,964	874,526
Chief Financial Officer and Vice President
Mark R. Williams	2006	190,000	189,265	559,377	16,820	955,462
Vice President, Exploration and Development
James T. Brown	2006	185,000	212,693	503,008	16,772	917,473
Vice President, Operations
J. Douglas Lang	2006	146,250	223,510	475,166	16,401	861,327
Vice President, Reservoir Engineering/Acquisitions

(1)	Reflects the dollar amount we recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123R (disregarding the estimate of forfeitures related to service-based vesting conditions) and consists of amounts for awards of restricted stock granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 6 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. See “2006 Grants of Plan-Based Awards” Table and “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

(2)	Reflects the dollar amount we paid under our Production Participation Plan with respect to our net income from oil and natural gas wells during 2006 attributable to all plan years in which each named executive officer has an allocated interest under the Production Participation Plan. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan. For awards made with respect to the 2006 plan year only, Mr. Volker received $159,632 and Messrs. Stevens, Williams, Brown and Lang each received $72,092. Also reflects a payment in the amount of $72,772 to Mr. Volker pursuant to his Production Participation Plan Credit Service Agreement, which is calculated as if he would have participated in our Production Participation Plan during the time period he was a consultant to us from March 1993 to August 2000, and a payment in the amount of $46,681 to Mr. Lang pursuant to his Production Participation Plan Supplemental Payment Agreement, which is equal to the difference between the average of the Production Participation Plan payments to our Chief Financial Officer and Vice President of Operations and the Production Participation Plan payment to Mr. Lang. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

(3)	Reflects long term disability, accidental death and dismemberment and life insurance premiums paid by us for Messrs. Volker, Stevens, Williams, Brown and Lang in the amounts of $4,670, $1,964, $1,820, $1,772 and $1,401, respectively. These amounts also include matching contributions by us under our 401(k) Employee Savings Plan to Messrs. Stevens, Williams, Brown and Lang in the amount of $15,000 each.

(4)	We limit the perquisites that we make available to our executive officers, who are entitled to few benefits that are not otherwise available to all our employees, and no such perquisites are included in this table. The aggregate amount of such personal benefits for each named executive officer in each year reflected in the table did not exceed $10,000.

2006 Grants of Plan-Based Awards

					All Other
					Stock
					Awards;
					Number of
					Shares of	Grant Date Fair
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Stock or	Value of Stock
	Grant	Threshhold	Target	Maximum	Units	Awards
Name	Date	($)	($)(1)	($)	(#)(2)	($)(3)

James J. Volker	—	—	502,207	—	—	—
	2/23/06	—	—	—	17,560	763,509
Michael J. Stevens	—	—	226,803	—	—	—
	2/23/06	—	—	—	5,432	236,183
Mark R. Williams	—	—	226,803	—	—	—
	2/23/06	—	—	—	5,432	236,183
James T. Brown	—	—	226,803	—	—	—
	2/23/06				5,432	236,183
J. Douglas Lang	—	—	226,803	—	—	—
	2/23/06	—	—	—	5,432	236,183

(1)	These amounts are estimates of the potential long term benefit of the 2006 plan year grant of an award under our Production Participation Plan to each of the named executive officers. We have estimated the net income stream from the proved developed oil and gas reserves attributable to the properties comprising the 2006 award based upon NYMEX forward strip pricing at year end 2006 (adjusted for area price differentials actually received), assuming that the officer remains employed for five years so that the 2006 grant fully vests and completing a present value calculation using a discount rate of 18%. The grant date indicated is January 12, 2007, which is the date our Compensation Committee determined the Production Participation Plan award for plan year 2006, although the amounts presented in this column are based upon reserve estimates as of the end of the plan year on December 31, 2006. These numbers are indicative based on the assumptions used in this calculation. The actual value may increase or decrease over time depending on prices realized and operating expenses incurred as well as on the quantities and rates of production from the underlying oil and gas reserves. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards under our Production Participation Plan.

(2)	These amounts are the number of restricted shares of our common stock granted to each of the named executive officers in 2006 under our 2003 Equity Incentive Plan. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

(3)	Reflects the grant date fair value of the restricted stock award calculated in accordance with SFAS No. 123R. See “Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table” for more information regarding awards of restricted stock.

Disclosure Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

Production Participation Plan

Each year, our Compensation Committee allocates to the Production Participation Plan on a discretionary basis (but does not legally convey) an interest in net income from oil and natural gas wells acquired or developed during the year. Once allocated to plan participants, the interests are fixed as to that plan year and each employee is paid annually in cash his or her full allocated interest in such net income while employed. In addition to the annual payments, the Production Participation Plan provides the opportunity for continued post-employment participation because the awarded portion of the Production Participation Plan permanently vests to each employee at the rate of 20% per year as to every plan year. Also, employees fully vest in all plan years at the age of 65 or upon death or disability. Full vesting is accelerated in the event we voluntarily terminate the Production Participation Plan or in the event of a change in control of our company. See “Potential Payments Upon Termination or Change in Control — Production Participation Plan” for a description of the terms of the Production Participation Plan triggered upon a termination of employment, death or disability or a termination of the Production Participation Plan or a change in control of our company. Upon termination of employment, employees retain their vested interests in the Production Participation Plan. For plan years prior to 2004, forfeitures of unvested interests due to termination of employment are re-allocated among other plan participants. For plan years after 2003, forfeitures revert to us.

Restricted Stock

All shares of restricted stock we have granted through December 31, 2006 under our 2003 Equity Incentive Plan vest in equal annual increments over three years from the date of grant. Dividends are paid on shares of unvested restricted stock; however, we historically have not paid any dividends and do not anticipate paying any dividend on our common stock in the foreseeable future. See “Potential Payments Upon Termination or Change in Control — Restricted Stock Agreements” for a description of the terms of the restricted stock triggered upon a change in control of our company.

Outstanding Equity Awards at 2006 Year-End

	Restricted Stock Awards(1)
	Number of Shares or Units of Stock	Market Value of Shares or Units of Stock
	That Have Not Vested	That Have Not Vested
Name	(#)	($)

James J. Volker	37,752	1,759,243
Michael J. Stevens	11,303	526,720
Mark R. Williams	10,479	488,321
James T. Brown	12,161	566,703
J. Douglas Lang	11,395	531,007

(1)	Reflects the number of unvested shares of restricted common stock held by our named executive officers as of December 31, 2006 valued at the closing market price of our common stock on December 29, 2006, the last trading day of 2006, which was $46.60 per share. These shares will vest on various dates as follows:

Name	2/23/07	2/24/07	7/23/07	2/23/08	2/24/08	2/23/09

James J. Volker	16,153	4,947		5,853	4,946	5,853
Michael J. Stevens	4,385	1,649		1,811	1,648	1,810
Mark R. Williams	4,385	1,237		1,811	1,236	1,810
James T. Brown	5,243	1,649		1,811	1,648	1,810
J. Douglas Lang	1,811	1,649	2,666	1,811	1,648	1,810

2006 Stock Vested

	Restricted Stock Awards(1)
	Number of Shares
	Acquired on Vesting	Value Realized on Vesting
	during 2006	During 2006
Name	(#)	($)

James J. Volker	15,245	669,877
Michael J. Stevens	4,224	186,001
Mark R. Williams	3,812	167,502
James T. Brown	5,082	223,307
J. Douglas Lang	4,316	178,587

(1)	Reflects the number of shares of restricted common stock held by our named executive officers that vested during 2006 valued at the closing market price of our common stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

Production Participation Plan

To quantify the potential long-term impact of the Production Participation Plan, the following table shows the estimated values for each of the named executive officers assuming (i) they each terminated their employment by resignation on December 29, 2006, (ii) their employment was terminated as a result of death or disability on December 29, 2006, and (iii) a voluntary termination of the Production Participation Plan by us or a change in control of our company occurred on December 29, 2006, in each case including the awards under the Production Participation Plan made in 2007 with respect to the 2006 plan year. Descriptions of the circumstances that would trigger payments and accelerated vesting under the Production Participation Plan, how such payments are determined under the circumstances and other material factors regarding these provisions, as well as the material assumptions that we have made in calculating these estimated values follow this table.

	Potential Production Participation Plan Value(1)
	Termination of	Termination of
	Employment	Employment by Death	Termination of Plan or
	by Resignation	or Disability	Change in Control
Name	($)(2)	($)(3)	($)(4)

James J. Volker	1,425,932	2,730,119	3,703,264
Michael J. Stevens	856,552	1,630,208	1,964,647
Mark R. Williams	1,203,745	1,977,401	2,311,840
James T. Brown	1,038,707	1,812,363	2,146,802
J. Douglas Lang	781,777	1,555,433	2,055,724

(1)	In accordance with the terms of the Production Participation Plan, upon termination of the plan or a change in control of our company, the fair market value of vested interests is to be distributed and upon termination of employment by resignation, death or disability, there is no such distribution. For illustrative purposes, we are providing an estimated value for each of these termination and change in control events as if there were a distribution in every event. The determination of fair market value is to be made by us, using valuation reports, discount rates, and other factors then being used by us for the purchase of oil and gas properties from third parties. For purposes of this table, we have made the following assumptions: NYMEX forward strip pricing at year end 2006 (adjusted for area price differentials actually received), and present value of payment stream discounted at 18%. Assumptions used in the calculation of these amounts are included in note 7 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. For termination of plan or change in control (see note 4 below), proved undeveloped reserves risked at 60% and proved developed non-producing reserves risked at 75%, 2.92% of which is deemed to be contributed to the plan (determined as the average of the three previous annual allocations to the plan by our Compensation Committee which is the minimum requirement of the Production Participation Plan). These estimates will likely vary based upon timing of applicable events, reserve declines, levels of production, prices realized or used in the calculations, costs incurred to achieve production and other changes in our assumptions.

(2)	Reflects the estimated fair market value of all vested interests as of the assumed employment termination date.

(3)	Reflects the estimated fair market value of all vested interests and accelerated unvested interests as of the assumed date of death or disability.

(4)	Reflects the estimated fair market value of all vested interests and accelerated unvested interests plus the allocated share in proved undeveloped reserves as of the assumed date the plan is terminated or change in control occurs. For Mr. Volker, this amount also includes $232,601 payable pursuant to his Production Participation Plan Credit Service Agreement and, for Mr. Lang, this amount also includes $165,852 payable pursuant to his Production Participation Plan Supplemental Payment Agreement. See “Compensation Discussion and Analysis — Elements of Compensation/Why We Chose Each/How Each Relates to Objectives.”

The Production Participation Plan provides that if a participant with less than one full year of employment with us terminates employment with us for any reason, then all rights of such employee under the Production Participation Plan will terminate. For a participant who has one or more full years of employment with us at the date of termination with us, the participant will be able to continue to participate in distributions with respect to interests that have vested. In addition, a participant will become fully vested in all interests upon reaching age 65. If a participant dies or becomes disabled during employment prior to becoming fully vested, such participant will become fully vested for purposes of future distributions. If a participant’s employment with us is terminated for cause, as determined by us, the participant will forfeit all rights to further distributions regardless of prior vesting.

The Production Participation Plan provides that upon a voluntary termination of it by us or a change in control of our company, the interests of all participants who are employees at such time will become 100% vested as to all plan years and partial plan years. In addition, all remaining oil and gas properties in the Production Participation Plan that are categorized as proved undeveloped reserves previously contributed to Production Participation Plan but not allocated to a particular plan year will be allocated to the partial plan year established as a result of such voluntary termination or change in control. “Change in control” is defined in the Production Participation Plan to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing 20% or more of our outstanding shares of common stock or combined voting power of our outstanding voting securities;

•	individuals who were directors as of February 23, 2006 and any new director whose appointment or election was approved or recommended by a vote of at least two-thirds of the directors then in office who were either directors on February 23, 2006 or whose appointment or election was previously so approved or recommended cease to constitute a majority of our directors;

•	our stockholders approve a merger, consolidation or share exchange involving us, except for certain transactions that do not result in another person acquiring control of us; or

•	our stockholders approve a plan of complete liquidation or dissolution of us or an agreement for the sale of substantially all of our assets, other than a sale of substantially all of our assets to an entity at least 75% of combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportions as their ownership immediately prior to such sale.

Upon a voluntary termination of the Production Participation Plan by us or a change in control of our company, we will distribute the fair market value (determined in accordance with the Production Participation Plan) of all vested interests plus the allocated share in proved undeveloped reserves as of the date the plan is terminated or change in control occurs to participants in one lump sum twelve months after such a termination or within one month after such a change in control.

Restricted Stock Agreements

When we make grants of restricted stock to our executive officers, including the named executive officers, we enter into Restricted Stock Agreements with such executive officers that contain provisions that are triggered upon a termination of an executive officer or a change in control of our company. If an executive officer ceases to be employed by us for any reason, including death, then the shares of restricted stock that have not yet become fully vested will automatically be forfeited. Effective upon a change in control of our company, the shares of restricted stock will fully vest and the restrictions imposed on the restricted stock will immediately lapse. The value of the restricted stock that would have vested assuming a change in control of our company occurred on December 29, 2006 and our common stock was valued at the closing market price as of that date for each named executive officer is set forth in the “Market Value of Shares or Units of Stock That Have Not Vested” column of the “Outstanding Equity Awards at 2006 Year-End Table” above. “Change in control” is defined in the Restricted Stock Agreements to mean:

•	any person, with certain exceptions, is or becomes the beneficial owner of our securities representing at least 51% of the combined voting power of our outstanding voting securities;

•	one-third or more of the members of our Board who were directors on the grant date for the restricted stock, and any successor of those directors who is recommended by a majority of such directors, are not continuing directors;

•	our stockholders approve any consolidation or merger in which we would not be the surviving corporation or pursuant to which our common stock would be converted into cash, with certain exceptions, or any sale of substantially all of our assets; or

•	our stockholders approve any proposal for our liquidation or dissolution.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has served as our independent auditors since 2003 and the Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2007. The Board recommends to the stockholders the ratification of the selection of Deloitte & Touche LLP, independent registered public accounting firm, to audit our financial statements for 2007. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

Stockholder ratification of the appointment of our independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee will, in its discretion, consider whether or not to retain Deloitte & Touche LLP or to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interests of us and our stockholders.

The Board recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Shares of our common stock represented by executed but unmarked proxies will be voted FOR ratification of the appointment of Deloitte & Touche LLP.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

The following table presents fees for audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for the years ended December 31, 2006 and 2005 and fees for other permitted services rendered by Deloitte & Touche LLP during those periods:

	2006	2005

Audit Fees	$649,000	$871,400
Audit-Related Fees(1)	30,390	20,248
Tax Fees(2)	50,416	13,060
All Other Fees	—	—

Total Fees	$789,806	$904,708

(1)	For 2006 and 2005, audit-related services provided in connection with our 401(k) Plan.

(2)	For 2006, tax services consisted of state property and sales tax filings. For 2005, tax services consisted of state property tax filings.

The Audit Committee has concluded that the provision of non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche LLP.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may delegate authority to one or more of its members when appropriate to grant such pre-approvals, provided that decisions of such member or members to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In addition, the Audit Committee pre-approves particular services, subject to certain monetary limits, after the Audit Committee is presented with a schedule describing the services to be approved. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

AUDIT COMMITTEE REPORT

As members of the Audit Committee of Whiting Petroleum Corporation (the “Company”), our work is guided by the Audit Committee charter. Regulatory requirements applicable to audit committees are extensive, and we have developed a task matrix to help assure compliance with the charter and related regulations and to control timing of our work. In addition, we monitor published information related to audit committee best practices.

We have completed all charter tasks scheduled to be performed in 2006 prior to year-end, and we have completed all charter tasks scheduled to be performed during the first quarter of 2007 prior to the end of the first quarter. Our work included, among other procedures, the following:

•	We pre-approved audit and permitted non-audit services of the Company’s independent auditors and we reviewed and discussed with them the scope of their audit.

•	We discussed with the independent auditors their independence and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent auditors provided us with the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	Prior to their publication, we reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2006, the related audit report, the related certifications of the Company’s chief executive officer and chief financial officer, and the applicable management’s discussion and analysis. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the fairness of the presentation of audited financial statements in conformity with accounting principles generally accepted in the United States.

•	We recommended to the Board, based on the reviews and discussions described above, that the material reviewed above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

•	During the year, we monitored the Company’s progress in its assessment of internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act. We reviewed and discussed with management and the independent auditors Management’s Annual Report on Internal Control Over Financial Reporting and the related audit report. No material weaknesses were identified or reported.

•	We reviewed and discussed with management and the independent auditors the Company’s 2006 quarterly financial statements and quarterly and year-end press releases.

•	We monitored the earnings guidance practices of a peer group of companies in the oil and natural gas exploration, exploitation and production business and reviewed the Company’s guidance during 2006 and its initial guidance for 2007.

•	We reviewed and discussed with the internal auditors their audit plan, their reports and their annual risk assessment review.

Graydon D. Hubbard, Chairperson
Palmer L. Moe
Thomas P. Briggs

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports concerning their ownership of our equity securities with the Securities and Exchange Commission and us. Based solely upon information provided to us by individual directors and executive officers, we believe that, during the fiscal year ended December 31, 2006, all of our directors and executive officers timely complied with the Section 16(a) filing requirements.

MISCELLANEOUS

Stockholder Proposals

Proposals which stockholders intend to present at and have included in our proxy statement for the 2008 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8” ) must be received at our offices by the close of business on December 4, 2007. In addition, a stockholder who otherwise intends to present business at the 2008 annual meeting (including, nominating persons for election as directors) must comply with the requirements set forth in our By-Laws. Among other things, to bring business before an annual meeting, a stockholder must give written notice thereof, complying with the By-Laws, to our Corporate Secretary not less than 60 days and not more than 90 days prior to the anniversary date of the 2007 annual meeting of stockholders (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if we do not receive notice of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 ( i.e., proposals stockholders intend to present at the 2008 annual meeting but do not intend to include in our proxy statement for such meeting) during the time period between February 8, 2008 and March 9, 2008, then the notice will be considered untimely and we will not be required to present such proposal at the 2008 annual meeting. If the Board chooses to present such proposal at the 2008 annual meeting, then the persons named in proxies solicited by the Board for the 2008 annual meeting may exercise discretionary voting power with respect to such proposal.

Other Matters

The cost of soliciting proxies will be borne by us. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain of our officers and regular employees. We will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.

Pursuant to the rules of the Securities and Exchange Commission, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and proxy statement. Upon written or oral request, we will promptly deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify us of their requests by calling or writing Corporate Secretary, Whiting Petroleum Corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290-2300.

By Order of the Board of Directors

WHITING PETROLEUM CORPORATION

Bruce R. DeBoer
Corporate Secretary

April 2, 2007

APPENDIX A

The Board of Directors has established categorical standards to assist it in making determinations of director independence. Under these categorical standards, the following relationships that currently exist or that have existed, including during the preceding three years, will not be considered to be material relationships that would impair a director’s independence:

1. A family member of the director is or was an employee (other than an executive officer) of the Company.

2. A director, or a family member of the director, has received less than $100,000 during each twelve-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company). Compensation received by (a) a director for former service as an interim Chairperson, Chief Executive Officer or other executive officer of the Company or (b) a family member of the director for service as an employee of the Company (other than an executive officer) need not be considered.

3. A director or a family member of a director is or was affiliated with or employed by a firm that is the Company’s internal or external auditor, so long as (a) the director or the family member is not a current partner of a firm that is the Company’s internal or external auditor; (b) the director is not a current employee of such a firm; (c) the family member is not a current employee of such a firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and (d) the director or the family member, if he or she was within the past three years (but is no longer) a partner or employee of such a firm, did not personally work on the Company’s audit within that time.

4. A director, or a family member of the director, is or was employed other than as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. A director is a current employee of, or has any other relationship (including through a family member) with, another company (including any tax exempt organization), that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. This test applies solely to the financial relationship between the Company and the director’s (or family member’s) current employer. Former employment of the director or family member need not be considered.

6. A director is or was an executive officer, employee or director of, or has or had any other relationship (including through a family member) with, a tax exempt organization to which the Company’s discretionary contributions in any of the last three fiscal years do not exceed the greater of $1 million or 2% of such organization’s consolidated gross revenues.

7. In addition, any relationship that a director (or an “immediate family member” of the director) previously had that constituted an automatic bar to independence under NYSE listing standards will not be considered to be a material relationship that would impair a director’s independence three years after the end of such relationship in accordance with NYSE listing standards.

For relationships not covered by the guidelines above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in above.

A-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors
(for terms expiring at the 2010 Annual Meeting and until
their successors are duly elected and qualified).

	For	Withhold				For	Withhold
01 - Thomas L. Aller	[ ]	[ ]	02 - Thomas P. Briggs			[ ]	[ ]

2. RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.			For [ ]	Against [ ]	Abstain [ ]	3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.
B Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

[ ]
C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Whiting Petroleum Corporation

2007 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints James J. Volker and Bruce R. DeBoer, and each of them, as proxies, with full power of substitution (to act jointly or if only one acts then by that one), for the undersigned at the Annual Meeting of Stockholders of Whiting Petroleum Corporation to be held on Tuesday, May 8, 2007, at 9:00 A.M., local time, at the John D. Hershner Room in the Wells Fargo Building at 1700 Lincoln Street, Denver, Colorado 80203, or any adjournments or postponements thereof, to vote thereat as designated on the reverse side of this card all of the shares of Common Stock of Whiting Petroleum Corporation held of record by the undersigned on March 14, 2007 as fully and with the same effect as the undersigned might or could do if personally present at said Annual Meeting or any adjournments or postponements thereof, hereby revoking any other proxy heretofore executed by the undersigned for such Annual Meeting.
     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the director nominees listed and FOR the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY